Item 77Q (1)  Amended By-Laws

At the quarterly meeting of the Trustees held on October 7, 2005, the Trustees unanimously approved the amendment to Section
4 of the Fund's By-laws.

Section 4. Proxies. At any meeting of Shareholders, any holder of Shares entitled to vote thereat may vote by proxy, provided that no proxy shall be voted at any meeting unless it shall have been placed on file with the Secretary, or with such other officer or agent of the Trust as the Secretary may direct, for verification prior to the time at which such vote shall be taken. Any Shareholder may give instructions for another person to execute his or her proxy through telephonic, electronic or telegraphic methods of communication or via facsimile or the Internet or other reasonable means if, in each case, such method or means has been authorized by the officers of the Trust, and pursuant in each case to procedures established or approved by the officers of the Trust as reasonably designed to verify that such instructions have been authorized by such Shareholder; and the placing of a Shareholder's name on a proxy pursuant to such instructions shall constitute execution of such proxy by or behalf of such Shareholder. Pursuant to a resolution of a majority of the Trustees, proxies may be solicited in the name of one or more Trustees or one or more of the officers of the Trust. Only Shareholders of record shall be entitled to vote. Each full Share shall be entitled to one vote and fractional Shares shall be entitled to a vote of such fraction. When any Share is held jointly by several persons, any one of them may vote at any meeting in person or by proxy in respect to such Share, but if more than one of them shall be present at such meeting in person or by proxy, and such joint owners or their proxies so present disagree as to any vote to be cast, such vote shall not be received in respect of such Share. A proxy purporting to be executed by or on behalf of a Shareholder shall be deemed valid unless challenged at or prior to its exercise, and the burden of proving invalidity shall rest on the challenger. If the holder of any such Share is a minor or a person of unsound mind, and subject to guardianship or to the legal control of any other person as regards the charge or management of such Share, he may vote by his guardian or such other person appointed or having such control, and such vote may be given in person or by proxy. Unless otherwise specifically limited by their terms, proxies shall entitle the holder thereof to vote at any adjournment of a meeting.